Exhibit 16.1

June 4, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F of Weidai Ltd. (the “Company”) for the fiscal year ended December 31, 2019 and are in agreement with the statements made in the second sentence of paragraph 1, paragraph 3, paragraph 4, paragraph 5, paragraph 6 and paragraph 7 of that section. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming LLP

Ernst & Young Hua Ming LLP

Guangzhou, The People’s Republic of China